Exhibit 99.1
For Immediate News Release
August 2, 2017

AVALONBAY COMMUNITIES, INC. ANNOUNCES
SECOND QUARTER 2017 OPERATING RESULTS
AND UPDATES FULL YEAR 2017 FINANCIAL OUTLOOK

(Arlington, VA)  AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders for the three months ended June 30, 2017 was $165,225,000. This resulted in a decrease in Earnings per Share – diluted (“EPS”) of 16.7% to $1.20 for the three months ended June 30, 2017, from $1.44 for the prior year period.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended June 30, 2017 decreased 4.5% to $1.90 from $1.99 for the prior year period.

Core FFO per share (as defined in this release) for the three months ended June 30, 2017 increased 3.0% to $2.09 from $2.03 for the prior year period.

The changes in the Company's EPS, FFO per share and Core FFO per share reflect an increase in Net Operating Income (“NOI”) from existing, acquired and newly developed operating communities for the three months ended June 30, 2017 over the prior year period. The decreases in EPS and FFO per share were due to an increase in debt extinguishment losses, with the decrease in EPS also due to an increase in depreciation and a decrease in joint venture real estate sales and related gains from the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the second quarter of 2017 to its April 2017 outlook:

Second Quarter 2017 Results
Comparison to April 2017 Outlook

	Per Share
	EPS	FFO	Core FFO

Projected per share - April 2017 outlook (1)	$1.53	$2.21	$2.10
Established and Redevelopment Community NOI	0.01	0.01	0.01
Development and other community NOI	(0.01)	(0.01)	—
General and administrative expense	(0.01)	(0.01)	(0.01)
Capital markets activity, including debt extinguishment losses	(0.26)	(0.26)	(0.01)
Joint venture income (2)	(0.04)	(0.04)	—
Gain on sale of real estate	(0.02)	—	—
Q2 2017 per share reported results	$1.20	$1.90	$2.09

(1) The mid-point of the Company's April 2017 outlook.
(2) Represents income from the Company's promoted interest in joint ventures, now expected in Q3 2017.

For the six months ended June 30, 2017, EPS decreased 8.2% to $2.91 from $3.17 for the prior year period. For the six months ended June 30, 2017, FFO per share decreased 3.0% to $3.94 from $4.06 for the prior year period. For the six months ended June 30, 2017, Core FFO per share increased 4.5% to $4.18 from $4.00 for the prior year period.

Operating Results for the Three Months Ended June 30, 2017 Compared to the Prior Year Period

For the Company, total revenue increased by $28,205,000, or 5.6%, to $530,512,000. This increase is primarily due to growth in revenue from development communities and stabilized operating communities.

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For Established Communities, Average Rental Rates increased 2.5% and Economic Occupancy remained consistent at 95.4%, resulting in an increase in rental revenue of 2.5%. If the Company were to include current and previously completed redevelopment communities as part of its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 2.6%. Total revenue for Established Communities increased $9,693,000, or 2.5%, to $394,313,000. Operating expenses for Established Communities increased $3,966,000, or 3.5%, to $117,362,000. NOI for Established Communities increased $5,727,000, or 2.1%, to $276,951,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the three months ended June 30, 2017 compared to the three months ended June 30, 2016:

Q2 2017 Compared to Q2 2016
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex (1)	NOI	NOI (2)
New England	2.7%	0.2%	5.9%	1.3%	14.2%
Metro NY/NJ	2.2%	(0.2)%	4.0%	0.9%	23.6%
Mid-Atlantic	2.4%	(0.7)%	5.6%	—%	15.5%
Pacific NW	5.1%	(0.3)%	2.1%	5.9%	5.5%
No. California	0.9%	0.5%	(1.1)%	2.3%	20.5%
So. California	3.9%	0.1%	3.4%	4.2%	20.7%
Total	2.5%	—%	3.5%	2.1%	100.0%

(1) See full release for discussion of variances.

(2) Represents each region's % of total NOI for Q2 2017, including amounts related to communities that have been sold or that are classified as held for sale.

Operating Results for the Six Months Ended June 30, 2017 Compared to the Prior Year Period

For the Company, total revenue increased by $42,033,000, or 4.2%, to $1,052,837,000. This increase is primarily due to growth in revenue from stabilized operating communities and development communities.

For Established Communities, Average Rental Rates increased 2.7% and Economic Occupancy increased 0.1%, resulting in an increase in rental revenue of 2.8%. If the Company were to include current and previously completed redevelopment communities as part of its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 3.0%. Total revenue for Established Communities increased $21,599,000, or 2.8%, to $784,838,000. Operating expenses for Established Communities increased $5,573,000, or 2.5%, to $230,877,000. NOI for Established Communities increased $16,026,000, or 3.0%, to $553,961,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the six months ended June 30, 2017 compared to the six months ended June 30, 2016:

YTD 2017 Compared to YTD 2016
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex (1)	NOI	NOI (2)
New England	2.5%	0.4%	4.2%	2.3%	14.0%
Metro NY/NJ	2.5%	(0.1)%	2.5%	2.3%	23.7%
Mid-Atlantic	2.3%	(0.1)%	3.2%	1.8%	15.6%
Pacific NW	5.7%	(0.2)%	5.2%	5.6%	5.4%
No. California	1.5%	0.4%	1.0%	2.1%	20.5%
So. California	4.2%	(0.2)%	0.9%	5.2%	20.8%
Total	2.7%	0.1%	2.5%	3.0%	100.0%

(1) See full release for discussion of variances.

(2) Represents each region's % of total NOI for YTD 2017, including amounts related to communities that have been sold or that are classified as held for sale.

Development Activity

During the three months ended June 30, 2017, the Company completed the development of four communities:

•	Avalon Esterra Park, located in Redmond, WA;

•	Avalon Quincy, located in Quincy, MA;

•	Avalon Princeton, located in Princeton, NJ; and

•	Avalon Hunt Valley, located in Hunt Valley, MD.

These communities contain an aggregate of 1,489 apartment homes and were constructed for an aggregate Total Capital Cost of $400,000,000.

The Company started the construction of three communities:

•	AVA Esterra Park, located in Redmond, WA;

•	Avalon at the Hingham Shipyard II, located in Hingham, MA; and

•	Avalon Piscataway, located in Piscataway, NJ.

These three communities will contain a total of 873 apartment homes when completed and will be developed for an aggregate estimated Total Capital Cost of $244,300,000.

Copyright © 2017 AvalonBay Communities, Inc. All Rights Reserved

During the six months ended June 30, 2017, the Company completed the development of seven communities, one of which is dual-branded, containing an aggregate of 3,037 apartment homes, for an aggregate Total Capital Cost of $1,048,800,000.

At June 30, 2017, the Company had 23 communities under construction, which in the aggregate are expected to contain 6,965 apartment homes and be completed for an estimated Total Capital Cost of $3,190,400,000, including the Company's share of communities being developed through joint ventures.

The projected Total Capital Cost of development rights decreased to $3.2 billion at June 30, 2017 from $3.4 billion at March 31, 2017.

During the three months ended June 30, 2017, the Company acquired two parcels of land for development for an aggregate investment of $36,450,000. The Company anticipates starting construction of apartment communities on this land during the next six months.

Disposition Activity

Consolidated Apartment Communities

During the three months ended June 30, 2017, the Company sold AVA University District, a wholly-owned operating community located in Seattle, WA. AVA University District contains 283 apartment homes and was sold for $112,500,000, resulting in a gain in accordance with GAAP of $42,596,000 and an Economic Gain of $35,159,000. AVA University District generated an Unleveraged IRR of 15.8% over a weighted average investment period of 2.9 years.

During the six months ended June 30, 2017, the Company sold two wholly-owned operating communities containing 733 apartment homes, one of which included a golf course adjacent to the community. These communities were sold for an aggregate sales price of $252,500,000, resulting in an aggregate gain in accordance with GAAP of $130,545,000, and an Economic Gain of $93,618,000. The two communities yielded an Unleveraged IRR of 13.0% over a weighted average investment period of 7.5 years.

Unconsolidated Real Estate Investments

During the six months ended June 30, 2017, AvalonBay Value Added Fund II, L.P. ("Fund II"), a private discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 31.3%, sold Eaves Gaithersburg containing 684 apartment homes for a sales price of $117,000,000, resulting in a gain in accordance with GAAP for the Company of $8,697,000. In addition, the Company recognized $6,765,000 in joint venture income associated with its promoted interest in Fund II. In conjunction with the disposition, Fund II repaid $63,200,000 of related secured indebtedness at par in advance of the scheduled maturity date.

In July 2017, Fund II sold Briarwood Apartments containing 348 apartment homes for a sales price of $64,750,000. In conjunction with the disposition, Fund II repaid $24,963,000 of related secured indebtedness at par in advance of the scheduled maturity date.

Liquidity and Capital Markets

At June 30, 2017, the Company had $105,000,000 outstanding under its $1,500,000,000 unsecured credit facility. In addition, the Company had $293,153,000 in unrestricted cash and cash in escrow, of which $112,890,000 related to proceeds from dispositions held in escrow for planned tax deferred exchange activity.

The Company’s annualized Net Debt-to-Core EBITDA for the second quarter of 2017 was 5.0 times.

During the three months ended June 30, 2017, the Company borrowed the $250,000,000 available under the variable rate unsecured term loan it entered into in February 2017, of which (i) $100,000,000 matures in February 2022 with stated pricing of LIBOR plus 0.90%; and (ii) $150,000,000 matures in February 2024 with stated pricing of LIBOR plus 1.50%.

During the three months ended June 30, 2017, the Company issued the following unsecured notes in public offerings under its existing shelf registration statement.

•	$400,000,000 principal amount of unsecured notes were issued for net proceeds of $396,016,000. The notes mature in May 2027 and were issued at a 3.35% coupon.

•	$300,000,000 principal amount of unsecured notes were issued for net proceeds of $297,372,000. The notes mature in July 2047 and were issued at a 4.15% coupon.

During the three months ended June 30, 2017, the Company repaid the following fixed rate secured indebtedness:

•	$670,590,000 aggregate principal amount, representing a majority of the Fannie Mae pool 2 secured indebtedness assumed as part of the

Copyright © 2017 AvalonBay Communities, Inc. All Rights Reserved

Archstone acquisition, which was (i) secured by 11 wholly-owned operating communities, (ii) had a contractual interest rate of 6.26% and an effective interest rate of 3.36%, and (iii) had a contractual maturity date of November 1, 2017 but opened for prepayment at par on April 30, 2017. In conjunction with the repayment, the Company recognized a gain of $10,839,000 primarily composed of the write-off of unamortized premium resulting from the debt assumed in the Archstone acquisition. The Company refinanced the secured borrowings for three of these communities for an aggregate principal amount of $185,100,000, with a contractual interest rate of 3.61% and maturity date of June 2027.

•
$556,313,000 aggregate principal amount, representing the remaining debt in the Company's Freddie Mac cross-collateralized pool financing originated in 2009, which (i) was secured by 12 wholly-owned operating communities, (ii) had a contractual interest rate of 5.86% and a weighted average effective interest rate of 6.00%, and (iii) a contractual maturity date of May 1, 2019. In conjunction with the repayment, the Company recognized a charge of $34,965,000, consisting of a yield maintenance charge of $33,515,000 and a non-cash write-off of deferred financing costs of $1,450,000.

Under the Company's continuous equity program, the Company sold 262,247 shares of common stock at a weighted average sales price of $190.66 per share, for net proceeds of $49,250,000, during the three months ended June 30, 2017. During the six months ended June 30, 2017, the Company sold 568,424 shares of common stock at a weighted average sales price of $188.39 per share, for net proceeds of $105,478,000.

Third Quarter and Updated Full Year 2017 Financial Outlook

For its third quarter and full year 2017 financial outlook, the Company expects the following:

Projected EPS, Projected FFO and Projected Core FFO Outlook (1)
	Q3 2017			Full Year 2017
	Low		High	Low		High

Projected EPS	$2.01	-	$2.07	$6.24	-	$6.44
Projected FFO per share	$2.25	-	$2.31	$8.35	-	$8.55
Projected Core FFO per share	$2.14	-	$2.20	$8.50	-	$8.70

(1) See Definitions and Reconciliations of this release for reconciliations of Projected FFO per share and Projected Core FFO per share to Projected EPS.

The following table compares the Company's August 2017 outlook for EPS, FFO per share and Core FFO per share for the full year 2017 to its February 2017 outlook:

August 2017 Full Year Outlook
Comparison to February 2017 Outlook

	Per Share
	EPS	FFO	Core FFO

Projected per share - February 2017 outlook (1)	$6.62	$8.79	$8.64
Established and Redevelopment Community NOI	(0.03)	(0.03)	(0.02)
Development and other community NOI	(0.07)	(0.07)	(0.05)
Capital markets activity, including debt extinguishment losses	(0.16)	(0.16)	0.04
General and administrative expense	(0.01)	(0.01)	(0.01)
Joint venture income and management fees	0.01	0.01	—
Business interruption and property insurance proceeds, net of impairment	(0.08)	(0.08)	—
Gain on sale of real estate and depreciation expense	0.06	—	—
Projected per share - August 2017 outlook (1)	$6.34	$8.45	$8.60

(1) The mid-point of the Company's outlook.

Further detail of the Company's full year 2017 outlook is available in the full release.

Other Matters

The Company will hold a conference call on August 3, 2017 at 1:00 PM ET to review and answer questions about this release, its second quarter 2017 results, the Attachments (described below) and related matters. To participate on the call, dial 877-440-5807 domestically and 719-325-4761 internationally and use conference id: 3994615.

To hear a replay of the call, which will be available from August 3, 2017 at 6:00 PM ET to August 10, 2017 at 6:00 PM ET, dial 888-203-1112 domestically and 719-457-0820 internationally and use conference id: 3994615. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least seven days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

Copyright © 2017 AvalonBay Communities, Inc. All Rights Reserved

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings subsequent to this release and before the market opens on August 3, 2017. These supplemental materials will be available on the Company's website for 30 days following the earnings call.

About AvalonBay Communities, Inc.

As of June 30, 2017, the Company owned or held a direct or indirect ownership interest in 287 apartment communities containing 83,123 apartment homes in 10 states and the District of Columbia, of which 23 communities were under development and nine communities were under redevelopment. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and the Northern and Southern California regions of the United States. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Senior Director of Investor Relations at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following, among others: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and  construction costs and may delay and/or reduce the profitability of a community; debt and/or equity  financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our  lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic; and the Company's expectations and assumptions as of the date of this release regarding potential uninsured loss amounts and on-going investigations resulting from the casualty loss at Avalon at Edgewater ("Edgewater") are subject to change and could materially affect the Company's current expectations regarding the impact of the casualty loss. Additional discussions of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 under the heading  “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2017 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2017 AvalonBay Communities, Inc. All Rights Reserved

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 14, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 14 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings. This wire distribution includes only definitions and reconciliations of the following non-GAAP financial measures:

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting.  Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community.  The Economic Gain (Loss) for each of the communities presented is based on their respective final settlement statements.  A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the six months ended June 30, 2017 as well as prior years’ activities is presented in the full release.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at market rents. Vacancy loss is determined by valuing vacant units at current market rents. By measuring vacant apartments at their market rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Established Communities are consolidated communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2017 operating results, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2016, are not conducting or planning to conduct substantial redevelopment activities and are not held for sale or planned for disposition within the current year.

FFO and Core FFO are considered by management to be supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. By excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating and financial performance of a company’s real estate between periods or as compared to different companies. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of our core business operations, Core FFO can help one compare the core operating and financial performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2017	2016	2017	2016
Net income attributable to common stockholders	$165,225	$197,444	$401,100	$435,377
Depreciation - real estate assets, including joint venture adjustments	141,128	134,858	282,085	262,558
Distributions to noncontrolling interests	10	10	21	20
Gain on sale of unconsolidated entities holding previously depreciated real estate	—	(23,547)	(8,697)	(53,172)
Gain on sale of previously depreciated real estate	(44,067)	(30,990)	(132,016)	(82,420)
Casualty and impairment (recovery) loss, net on real estate (1)(6)	—	(4,195)	—	(4,195)
FFO attributable to common stockholders	262,296	273,580	542,493	558,168

Adjusting items:
Joint venture losses (2)	115	574	381	5,568
Joint venture promote (3)	—	(3,447)	(6,765)	(3,447)
Impairment loss on real estate (4)(6)	—	4,000	9,350	10,500
Casualty (gain) loss, net on real estate (5)(6)	—	(1,537)	2,338	(10,239)
Business interruption insurance proceeds (7)	—	(10)	—	(20,344)
Lost NOI from casualty losses covered by business interruption insurance (8)	2,062	1,833	3,867	3,703
Loss on extinguishment of consolidated debt	24,162	2,461	24,162	2,461
Hedge ineffectiveness	(753)	—	(753)	—
Severance related costs	11	(24)	135	561
Development pursuit and other write-offs	412	338	835	771
Gain on sale of other real estate	—	(143)	(366)	(143)
Acquisition costs	—	829	—	1,929
Legal settlements	84	—	84	—
Core FFO attributable to common stockholders	$288,389	$278,454	$575,761	$549,488

Average shares outstanding - diluted	138,173,151	137,437,733	137,853,625	137,410,387

Earnings per share - diluted	$1.20	$1.44	$2.91	$3.17
FFO per common share - diluted	$1.90	$1.99	$3.94	$4.06
Core FFO per common share - diluted	$2.09	$2.03	$4.18	$4.00

(1) In Q2 2016, the Company received insurance proceeds, net of additional costs incurred, of $5,732 related to the severe winter storms that occurred in the Company’s Northeast markets in 2015. For Q2 and YTD 2016, the Company recognized $4,195 of this recovery as an offset to the impairment on depreciable real estate of $4,195 recognized in the prior year period. The balance of the net insurance proceeds received in 2016 of $1,537 is recognized as a casualty gain and is included in the reconciliation of FFO to Core FFO.

(2) Amounts for 2016 are primarily composed of the Company's portion of yield maintenance charges incurred for the early repayment of debt associated with joint venture disposition activity and the write-off of asset management fee intangibles primarily associated with the disposition of communities in the U.S. Fund. Amounts for 2017 are primarily composed of the Company's proportionate share of operating results for joint ventures formed with Equity Residential as part of the Archstone acquisition.

(3) Amounts for 2017 and 2016 are composed of the Company's recognition of its promoted interest in Fund II.
(4) Amount for YTD 2017 includes an impairment charge for a land parcel the Company had acquired for development and sold in July 2017. Amounts for Q2 and YTD 2016 include impairment charges relating to ancillary land parcels.

(5) Amount for YTD 2017 includes $19,481 for the Maplewood casualty loss, partially offset by $17,143 of expected property damage insurance proceeds, a portion of which were received during the period. Amounts for Q2 and YTD 2016 includes $1,537 in insurance proceeds in excess of the total recognized loss related to severe winter storms in the Company's Northeast markets that occurred in 2015. Amount for YTD 2016 also includes $8,702 in property damage insurance proceeds for the Edgewater casualty loss.

(6) Aggregate impact of (i) Casualty and impairment (recovery) loss, net on real estate, (ii) Impairment loss on real estate and (iii) Casualty (gain) loss, net on real estate, is a loss of $11,688 for YTD 2017, and gains of $1,732 and $3,935 for Q2 and YTD 2016, respectively.

(7) Amount for Q2 2016 is primarily composed of business interruption insurance proceeds resulting from the final insurance settlement of the Edgewater casualty loss.
(8) Amounts primarily relate to a casualty event at Edgewater in Q1 2015, for which the Company received $20,306 in business interruption insurance proceeds in Q1 2016. Amounts for 2017 also include $292 related to the Maplewood casualty loss in Q1 2017.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Interest Coverage is calculated by the Company as Core EBITDA divided by the sum of interest expense, net, and preferred dividends, if applicable. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

A reconciliation of Core EBITDA and a calculation of Interest Coverage for the three months ended June 30, 2017 are as follows (dollars in thousands):

Net income attributable to common stockholders	$165,225
Interest expense, net, inclusive of loss on extinguishment of debt, net	74,264
Income tax expense	58
Depreciation expense	141,439
EBITDA	$380,986

NOI from real estate assets sold or held for sale	(1,038)
Gain on sale of communities	(44,067)
Gain on sale of other real estate	—
Joint venture income	(1,146)
Consolidated EBITDA after disposition activity	$334,735

Lost NOI from casualty losses covered by business interruption insurance	2,062
Severance related costs	11
Development pursuit and other write-offs	412
Legal settlements	84
Core EBITDA	$337,304

Interest expense, net	$50,102

Interest Coverage	6.7 times

Net Debt-to-Core EBITDA is calculated by the Company as total debt that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized second quarter 2017 Core EBITDA, as adjusted. For a calculation of Core EBITDA, see "Interest Coverage" above. A calculation of Net Debt-to-Core EBITDA is as follows (dollars in thousands):

Total debt principal (1)	$7,063,492
Cash and cash in escrow	(293,153)
Net debt	$6,770,339

Core EBITDA	$337,304

Core EBITDA, annualized	$1,349,216

Net Debt-to-Core EBITDA	5.0 times

(1) Balance at June 30, 2017 excludes $9,716 of debt discount and $34,387 of deferred financing costs as reflected in unsecured notes, net, and $16,156 of debt discount and $11,474 of deferred financing costs as reflected in notes payable, on the Condensed Consolidated Balance Sheets.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed acquisition, development and other pursuit costs, net of recoveries, interest expense, net, loss (gain) on extinguishment of debt, net, general and administrative expense, joint venture income, depreciation expense, corporate income tax expense, casualty and impairment (gain) loss, net, gain on sale of real estate and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community, and allows for an easier comparison of the operating performance of individual assets or groups of assets.  In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q2	Q2	Q1	Q4	YTD	YTD
	2017	2016	2017	2016	2017	2016
Net income	$165,194	$197,319	$235,781	$242,183	$400,975	$435,197
Indirect operating expenses, net of corporate income	16,423	15,477	16,297	14,443	32,720	32,015
Investments and investment management expense	1,455	1,194	1,321	1,277	2,776	2,340
Expensed acquisition, development and other pursuit costs, net of recoveries	570	1,436	728	1,220	1,298	4,897
Interest expense, net	50,102	46,581	49,295	49,648	99,397	89,991
Loss on extinguishment of debt, net	24,162	2,461	—	4,614	24,162	2,461
General and administrative expense	14,005	12,047	13,226	10,638	27,231	23,487
Joint venture income	(1,146)	(27,151)	(16,672)	(10,184)	(17,819)	(55,120)
Depreciation expense	141,439	132,469	140,621	140,020	282,060	259,685
Casualty and impairment (gain) loss, net	—	(1,732)	11,688	—	11,688	(3,935)
Gain on sale of real estate	(44,067)	(31,133)	(88,315)	(89,344)	(132,382)	(82,563)
NOI from real estate assets sold or held for sale	(1,038)	(9,345)	(2,863)	(4,317)	(3,900)	(19,321)
NOI	$367,099	$339,623	$361,107	$360,198	$728,206	$689,134

Established:
New England	$37,658	$37,186	$37,816	$38,854	$75,474	$73,785
Metro NY/NJ	61,538	60,982	60,964	61,857	122,502	119,763
Mid-Atlantic	38,343	38,362	39,147	39,369	77,490	76,126
Pacific NW	15,017	14,182	14,815	14,674	29,832	28,262
No. California	64,587	63,142	63,717	64,237	128,304	125,637
So. California	59,808	57,370	60,551	59,570	120,359	114,362
Total Established	276,951	271,224	277,010	278,561	553,961	537,935
Other Stabilized (1)	50,009	38,418	49,191	48,341	99,200	90,717
Development/Redevelopment	40,139	29,981	34,906	33,296	75,045	60,482
NOI	$367,099	$339,623	$361,107	$360,198	$728,206	$689,134

(1) NOI for YTD 2016 Other Stabilized Communities includes $20,306 of business interruption insurance proceeds related to the Edgewater casualty loss.

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2017	2016	2017	2016

Revenue from real estate assets sold or held for sale	$1,664	$15,277	$6,376	$31,188
Operating expenses from real estate assets sold or held for sale	(626)	(5,932)	(2,476)	(11,867)
NOI from real estate assets sold or held for sale	$1,038	$9,345	$3,900	$19,321

Other Stabilized Communities are completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2017. Other Stabilized Communities do not include communities that are conducting or planning to conduct substantial redevelopment activities.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected Net Income from projected operating performance. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the third quarter 2017 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Projected Core FFO per share are as follows:

	Low Range	High Range
Projected EPS (diluted) - Q3 2017	$2.01	$2.07
Depreciation (real estate related)	1.03	1.07
Gain on sale of communities	(0.79)	(0.83)
Projected FFO per share (diluted) - Q3 2017	2.25	2.31

Joint venture promote and other income, development pursuit and other write-offs	(0.13)	(0.13)
Lost NOI from casualty losses covered by business interruption insurance	0.02	0.02
Projected Core FFO per share (diluted) - Q3 2017	$2.14	$2.20

Projected EPS (diluted) - Full Year 2017	$6.24	$6.44
Depreciation (real estate related)	4.10	4.30
Gain on sale of communities	(1.99)	(2.19)
Projected FFO per share (diluted) - Full Year 2017	8.35	8.55

Joint venture promote and other income, development pursuit and other write-offs	(0.15)	(0.15)
Casualty and impairment loss, net on real estate	0.08	0.08
Lost NOI from casualty losses covered by business interruption insurance	0.06	0.06
Hedge ineffectiveness	(0.01)	(0.01)
Loss on extinguishment of consolidated debt	0.17	0.17
Projected Core FFO per share (diluted) - Full Year 2017	$8.50	$8.70

Projected NOI, as used within this release for certain development communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For development communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction.  In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for development communities do not include property management fee expense. Projected gross potential for development communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI.  The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the development communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense).  However, in this release the Company has not given a projection of NOI on a company-wide basis.  Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful.  Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Projected Stabilized Yield (also expressed as “weighted average initial stabilized yield” or words of similar meaning) means Projected NOI as a percentage of Total Capital Cost.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2017	2016	2017	2016
Rental revenue (GAAP basis)	$394,128	$384,441	$784,429	$762,836
Concessions amortized	466	577	945	1,508
Concessions granted	(283)	(328)	(569)	(579)

Rental Revenue with Concessions
on a Cash Basis	$394,311	$384,690	$784,805	$763,765

% change -- GAAP revenue		2.5%		2.8%

% change -- cash revenue		2.5%		2.8%

Stabilized Operations/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective development or redevelopment community, or development right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP.  For redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated.  With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.  Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.  For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured debt as of June 30, 2017 as a percentage of total NOI generated by real estate assets.  The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company.  Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the six months ended June 30, 2017 is as follows (dollars in thousands):

Year to Date
NOI
NOI for Established Communities	$553,961
NOI for Other Stabilized Communities	99,200
NOI for Development/Redevelopment Communities	75,045
NOI from real estate assets sold or held for sale	3,900
Total NOI generated by real estate assets	732,106
NOI on encumbered assets	84,657
NOI on unencumbered assets	$647,449

Unencumbered NOI	88%

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) is calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the investment period for each respective community, including net sales proceeds.